EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

We consent to the incorporation by reference in:

Form	Registration Statement

S-8	333-157872
S-3/A	333-162611

of our reports dated March 16, 2010, with respect to the consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Rodman & Renshaw Capital Group, Inc.

/s/KPMG LLP

New York, New York
March 16, 2010